Exhibit 99.7

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class B Shares, P$1.00 par value per share, of Telecom Argentina S.A., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the joint filing, unless such person knows or has reason to believe that such information is inaccurate. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: January 2, 2018

CABLEVISIÓN HOLDING S.A.

	By:	/s/ Alejandro Alberto Urricelqui
	Name:	Alejandro Alberto Urricelqui
	Title:	Chairman and Chief Executive Officer

GC Dominio S.A.

	By:	/s/ Héctor Horacio Magnetto
	Name:	Héctor Horacio Magnetto
	Title:	Chairman

CABLEVISIÓN HOLDING S.A., as managing member of VLG Argentina LLC.

	By:	/s/ Alejandro Alberto Urricelqui
	Name:	Alejandro Alberto Urricelqui
	Title:	Chairman and Chief Executive Officer of Cablevisión
Holding S.A., the managing member of VLG Argentina, LLC